EXHIBIT 99.1

QCR Holdings, Inc. Announces Increased Cash Dividend of $0.10 Per Share

MOLINE, Ill., Feb. 19, 2026 (GLOBE NEWSWIRE) -- QCR Holdings, Inc. (NASDAQ: QCRH) (the “Company”) today announced that on February 18, 2026, the Company’s Board of Directors declared a cash dividend of $0.10 per share payable on April 3, 2026, to stockholders of record on March 19, 2026.

This dividend represents an increase from the prior quarterly dividend of $0.06 per share and reflects the Company’s strong financial performance, disciplined approach to capital management, and the Board’s confidence in the Company’s long-term outlook.

“Returning capital to shareholders remains an important component of our value-creation strategy,” said Todd A. Gipple, President and CEO.  “This increase demonstrates the durability of our business model and our commitment to delivering consistent, long-term value to our shareholders."

About Us
QCR Holdings, Inc., headquartered in Moline, Illinois, is a relationship-driven, multi-bank holding company serving the Quad Cities, Cedar Rapids, Cedar Valley, Des Moines/Ankeny and Springfield communities through its wholly owned subsidiary banks. The banks provide full-service commercial and consumer banking and trust and wealth management services. Quad City Bank & Trust Company, based in Bettendorf, Iowa, commenced operations in 1994, Cedar Rapids Bank & Trust Company, based in Cedar Rapids, Iowa, commenced operations in 2001, Community State Bank, based in Ankeny, Iowa, was acquired by the Company in 2016, and Guaranty Bank, based in Springfield, Missouri, was acquired by the Company in 2018. Additionally, the Company serves the Waterloo/Cedar Falls, Iowa community through Community Bank & Trust, a division of Cedar Rapids Bank & Trust Company. The Company has 36 locations in Iowa, Missouri, and Illinois. As of December 31, 2025, the Company had $9.6 billion in assets, $7.2 billion in loans and $7.4 billion in deposits. For additional information, please visit the Company’s website at www.qcrh.com.

Contact:
Nick W. Anderson
Chief Financial Officer
(309) 743-7707
nanderson@qcrh.com